SCHEDULE 14A
                INFORMATION REQUIRED IN PROXY STATEMENT

                        SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities
                          Exchange Act of 1934
                       (Amendment No.         )

 Filed by the registrant [x]
 Filed by a party other than the registrant [ ]
 Check the appropriate box:
 [ ] Preliminary proxy statement
 [ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-b(e)(2)
 [x] Definitive proxy statement
 [ ] Definitive additional materials
 [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                     WAINOCO OIL CORPORATION
---------------------------------------------------------------------------
         (Name of Registrant as Specified In Its Charter)



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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
 [x] No fee required.
 [ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
 (1) Title of each class of securities to which transaction applies:


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 (2) Aggregate number of securities to which transaction applies:


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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: /1/


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 (4) Proposed maximum aggregate value of transaction:


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 [ ] Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

 (1)    Amount previously paid:


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 (2)    Form, schedule or registration statement no.:


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 (3)    Filing party:


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 (4)    Date filed:


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 /1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                        [WAINOCO LOGO APPEARS HERE]



                      10000 Memorial Drive, Suite 600
                          Houston, Texas 77024-3411
                 ------------------------------------------

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                               April 24, 1997
                 ------------------------------------------


To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation (the "Company") to be held in the Dorset Room of the Omni Houston Hotel, Four Riverway, Houston, Texas, on Thursday, April 24, 1997 at 9:00 a.m., Houston time. Our shareholders will be asked to vote on the following proposals:

     1. The election of a Board of Directors (six members) to serve until the next Annual Meeting of Shareholders or until their successors have been elected or appointed.

     2. Ratification of the appointment of Arthur Andersen LLP, independent certified public accountants, as the Company's auditors for the ensuing year.

   Your Board strongly urges you to vote FOR the proposals. The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the meeting are to receive the reports of officers (without taking any action thereon) and to transact such other business as may properly come before the meeting or any adjournment(s) thereof.

   All shareholders of record as of the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

   The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

   Thank you for your support.
                                            JAMES R. GIBBS
                                             President and
                                        Chief Executive Officer
March 26, 1997
Houston, Texas

                          WAINOCO OIL CORPORATION

                       10000 Memorial Drive, Suite 600

                          Houston, Texas 77024-3411

                 ------------------------------------------

                               PROXY STATEMENT

                 ------------------------------------------

                  SOLICITATION AND REVOCABILITY OF PROXIES

   This Proxy Statement is furnished by the Board of Directors of Wainoco Oil Corporation (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held April 24, 1997, and at any adjournment thereof. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters which may properly come before the meeting. This Proxy Statement and the enclosed proxy form are first being sent to shareholders on or about March 26, 1997.

   A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606 ("Harris") or at the offices of the Company, 10000 Memorial Drive, Suite 600, Houston, Texas 77024-3411, at any time up to the meeting or any adjournment thereof, or by delivering it to the Chairman of the meeting on the day of the meeting or any adjournment thereof.

   The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial record owners of shares. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

                              VOTING SECURITIES

   All shareholders of record as of the close of business on March 21, 1997 are entitled to notice of and to vote at the meeting. Provided that a complete and executed form of proxy shall have been delivered to Harris prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 21, 1997, the Company had 27,258,502 shares of common stock, without par value ("Common Stock"), outstanding excluding Common Stock held by the Company. The Common Stock is the only class of voting securities of the Company. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed. Directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. In conformity with Wyoming law and the bylaws of the Company, action regarding the ratification of the appointment of auditors will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Although Wyoming law, the charter and the bylaws of the Company are silent on the matter, shares abstaining from voting or not voted on a matter will not be treated as votes cast.

                                ANNUAL REPORT

   The annual report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such annual report does not form any part of the proxy solicitation materials.

                           PRINCIPAL SHAREHOLDERS

   The following table sets forth, as of March 1, 1997, the beneficial ownership of the Company's Common Stock , with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities, excluding Common Stock held by the Company:


                                                  Amount and Nature
                                                    of Beneficial       Percentage of Shares
        Name and Address                              Ownership         of Common Stock/(1)/
---------------------------------------------    -------------------    --------------------

Ingalls & Snyder LLC                               5,710,047  /(2)/               20.8
 61 Broadway
 New York, NY 10006

Kornitzer Capital Management, Inc.                 4,241,548  /(3)/               14.4
 P.O. Box 918
 Shawnee Mission, KS 66201

ICM Asset Management, Inc.                         1,801,950  /(4)/                6.6
 601 W. Main Ave., Suite 600
 Spokane, WA 99201

The Guardian Life Insurance Company of America     1,540,000  /(5)/                5.6
 201 Park Avenue South
 New York, NY 10003

------------
(1) Represents percentage of outstanding shares plus shares issuable upon conversion of all convertible securities of the Company owned by such shareholder, assuming convertible securities owned by all other shareholders are not converted.

(2) Ingalls & Snyder has filed a Schedule 13G dated September 6, 1995 and amendments dated December 8, 1995, January 7 and June 6, 1996 and January 29, 1997 with the Commission. Based on the most recent amendment, Ingalls & Snyder has sole voting power on 533,443 of the above shares and sole dispositive power on 5,710,047 shares. Includes 214,057 shares assuming conversion of the Company's convertible securities owned by Ingalls & Snyder.

(3) Kornitzer Capital Management, Inc. has filed a Schedule 13G dated March 29, 1996 and an amendment dated February 10, 1997 with the Commission. Based on the amendment, Kornitzer Capital has shared voting and shared dispositive power on 4,241,548 shares. Includes 2,125,148 shares assuming conversion of the Company's convertible securities owned by Kornitzer Capital.

(4) ICM Asset Management, Inc. has filed a Schedule 13G dated February 10, 1996 and an amendment dated February 10, 1997 with the Commission. Based on the amendment, ICM has sole voting power on 1,349,400 of the above shares and sole dispositive power on 1,801,950 shares.

(5) The Guardian Life Insurance Company of America and related entities have filed a Schedule 13G dated February 14, 1996 with the Commission which states that they have sole voting and sole dispositive power on 876,000 of the above shares and shared voting and shared dispositive power on 664,000 of the above shares.

           COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

   The following table sets forth, as of March 1, 1997, the amount of Common Stock beneficially owned by: (i) each director of the Company, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer; and (iii) all directors and executive officers as a group:


                                                            Amount and Nature
                                                              of Beneficial         Percentage of Shares
Name                                                            Ownership           of Common Stock/(1)/
-----                                                       -----------------       --------------------

James R. Gibbs (2). . . . . . . . . . . . . . . . . . . . .    528,010 /(3)/                1.94
Douglas Y. Bech (2) . . . . . . . . . . . . . . . . . . . .     11,000                        *
Paul B. Loyd, Jr. (2) . . . . . . . . . . . . . . . . . . .      1,000                        *
James S. Palmer (2) . . . . . . . . . . . . . . . . . . . .     41,623 /(4)/                  *
Derek A. Price (2). . . . . . . . . . . . . . . . . . . . .      6,000 /(5)/                  *
Carl W. Schafer (2) . . . . . . . . . . . . . . . . . . . .      6,000                        *
S. Clark Johnson. . . . . . . . . . . . . . . . . . . . . .    194,750 /(6)/                  *
Julie H. Edwards. . . . . . . . . . . . . . . . . . . . . .    124,750 /(7)/                  *
Robert D. Jones . . . . . . . . . . . . . . . . . . . . . .    135,600 /(8)/                  *
Joel M. Mann. . . . . . . . . . . . . . . . . . . . . . . .     92,580 /(9)/                  *
Directors and executive officers as a group (11 persons). .  1,141,313                      4.04

* Less than 1%

(1) Represents percentage of outstanding shares plus (i) shares issuable upon conversion of all convertible securities of the Company owned by such shareholder, assuming convertible securities owned by all other shareholders are not converted, plus (ii) shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table, assuming stock options owned by all other shareholders are not exercised. As of March 1, 1997, 27,258,502 shares of Common Stock were outstanding.

(2) Director.

(3) Includes 479,100 shares with respect to which Mr. Gibbs has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 528,010 shares that Mr. Gibbs is deemed to beneficially own, Mr. Gibbs has sole voting and sole dispositive power with respect to 48,910 shares.

(4) Includes 30,194 shares held by a private corporation of which Mr. Palmer is the sole shareholder and 11,429 shares assuming conversion of the Company's convertible securities owned by Mr. Palmer.

(5) Five thousand of such shares are held by a private corporation of which Mr. Price is the sole shareholder.

(6) Includes 169,750 shares with respect to which Mr. Johnson has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 194,750 shares that Mr. Johnson is deemed to beneficially own, Mr. Johnson has sole voting power and sole dispositive power with respect to 25,000 shares.

(7) Includes 117,750 shares with respect to which Ms. Edwards has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 124,750 shares that Ms. Edwards is deemed to beneficially own, Ms. Edwards has sole voting power and sole dispositive power with respect to 7,000 shares.

(8) Includes 135,600 shares with respect to which Mr. Jones has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

(9) Includes 92,580 shares with respect to which Mr. Mann has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table.

                                 PROPOSAL 1:

                            ELECTION OF DIRECTORS

   A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders and until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Such persons may, in their sole discretion, cumulate the votes of shares for which they hold proxies and allocate such votes in any manner they see fit, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Nominees

   All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

   Mr. James R. Gibbs (52) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on April 1, 1992. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company; an advisory director of Frost National Bank, N.A.; and a director of Wright Killen & Co., a process engineering consulting firm. Mr. Gibbs was elected a director of the Company in 1985.

   Mr. Douglas Y. Bech (51) has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. of Houston, Texas since October 1994. Since August 1994, he has also been a managing director of Raintree Capital Company, L.L.C., a merchant banking firm. From May 1993 to July 1994, Mr. Bech was a partner of Gardere & Wynne, L.L.P. of Houston, Texas. From 1977 until May 1993, Mr. Bech was a partner of Andrews & Kurth L.L.P. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P., a refining, products pipeline and crude gathering company; and JetFax, Inc., a multifunctional peripheral office equipment company. He was appointed a director of the Company in May 1993.

   Mr. Paul B. Loyd, Jr. (50) has been Chairman and Chief Executive Officer of Reading & Bates Corporation, an offshore contract drilling company, since June 1991 and has been a director of Reading & Bates since April 1991. Mr. Loyd controls one of the five general partners of BCL, a major shareholder of Reading & Bates, and has been President of Loyd & Associates, Inc., a financial consulting firm, since 1989. Mr. Loyd was Chief Executive Officer and a director of Chiles-Alexander International, Inc. from 1987 to 1989, President and a director of Griffin-Alexander Drilling Company from 1984 to 1987, and prior to that, a director and Chief Financial Officer of Houston Offshore International, all of which are companies in the offshore drilling industry. He was appointed a director of the Company in August 1994.

   Mr. James S. Palmer (68) is Chairman of the law firm of Burnet, Duckworth & Palmer of Calgary, Alberta, Canada, where he has been a partner since 1956. Burnet, Duckworth & Palmer has been retained by the Company as its counsel regarding certain Canadian legal matters. Mr. Palmer is Chairman of the Board of Telus Corporation, a telecommunications company. Mr. Palmer is also a member of the Board of Directors of Amerada Hess Canada Ltd., an oil and gas company; Bank of Canada; Chancellor Energy Resources Inc.; Crown Life Insurance Company; Fleet Aerospace Corporation; Remington Resources Ltd., an oil and gas company; Sceptre Resources Limited, an oil and gas company; Tombill Mines Limited, a diversified Canadian public holding company; and Westcoast Energy Inc., a pipeline and transmission company. Mr. Palmer was elected a director of the Company in 1975.

   Mr. Derek A. Price (64) is Chairman of The J.W. McConnell Family Foundation, a charitable foundation. Prior to April 1991, Mr. Price was Chairman of the Board of Directors and Chief Executive Officer of Starlaw Holdings Limited, a private investment company with holdings principally in the areas of financial services, real estate and manufacturing. Mr. Price was elected a director of the Company in 1987.

   Mr. Carl W. Schafer (61) has been the President of the Atlantic Foundation, a charitable foundation which mainly supports oceanographic research, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of Roadway Express, Inc., a transportation company; the PaineWebber and Guardian Groups of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution, convenience store and diversified company; and Nutraceutix Inc., a biotechnology company. Mr. Schafer was elected a director of the Company in 1984.


The Board of Directors and Its Committees

   The Board of Directors met four times in 1996, during which each incumbent director of the Company, other than Messrs. Loyd and Palmer, attended 75 percent or more of the aggregate number of meetings of the Board of Directors and meetings held by committees of the Board on which he served. The Board of Directors has standing audit, compensation, safety and environmental, executive and nominating committees that are composed of directors of the Company.

   Audit Committee: The Audit Committee is comprised of three outside directors, currently Messrs. Loyd, Price and Schafer. The Audit Committee's functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1996.

   Compensation Committee: The Compensation Committee is comprised of three outside directors, currently Messrs. Bech, Loyd and Schafer. The Compensation Committee's functions include the approval of officers' salaries and administration of all of the Company's employee benefit plans. The Compensation Committee met three times during 1996.

   Safety and Environmental Committee: The Safety and Environmental Committee is comprised of three members of the Board of Directors, currently Messrs. Palmer, Gibbs and Price. The Safety and Environmental Committee's functions include the adoption and review of the Company's safety, health and environmental policies and programs. The Safety and Environmental Committee met once during 1996.

   Executive Committee: The Executive Committee is comprised of Mr. Gibbs and two outside directors, currently Messrs. Palmer and Bech. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company's bylaws. The Executive Committee did not meet during 1996.

   Nominating Committee: The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Palmer and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. The Nominating Committee did not meet during 1996.

   Pursuant to the Company's bylaws, nominations for candidates for election to the Board of Directors may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. Such notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934, as amended (the "1934 Act"). Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

Compensation of Directors

   During 1996, directors' fees aggregated $148,000. Directors' fees are presently $1,666.67 per month and $1,500.00 for each Board meeting attended, plus $1,250.00 for any committee meeting attended. Additionally, committee chairmen receive a fee of $2,000 per year and outside directors are eligible to participate in the Company's Directors' Stock Grant Plan which is described on page 13.

   No member of the Board of Directors was paid any remuneration in 1996 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. In addition to the six directors elected by shareholders, Mr. William Scheerer, II serves as Director Emeritus at the request of the Board. Mr. Scheerer served as a director of the Company from 1975 through 1994. As compensation for his services, Mr. Scheerer is paid $1,000 for each board meeting attended plus reimbursement for related travel expenses. Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters. Akin, Gump, Strauss, Hauer & Feld, L.L.P., a law firm of which Mr. Bech is a partner, is retained by the Company as its counsel for certain U.S. legal matters.

                                 PROPOSAL 2:

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors recommends the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 1997. This firm has served in such capacity since 1974 and is familiar with the Company's affairs and financial procedures. Their appointment as auditors for the year ended December 31, 1996 was approved by the shareholders at the last Annual Meeting on May 16, 1996.

   Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending the meeting.

                               OTHER BUSINESS

   The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.


                        EXECUTIVE AND OTHER OFFICERS

Set forth below are the executive officers of the Company along with the age and office held by each officer.

   Mr. James R. Gibbs (52) is President and Chief Executive Officer. Information about Mr. Gibbs is included on page five with the information on nominees for the Board.

   Ms. Julie H. Edwards (38) joined the Company in March 1991 as Vice President-Secretary & Treasurer. She was promoted to Senior Vice
President-Finance & Chief Financial Officer in August 1994. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which are oil companies, as a geologist.

   Mr. S. Clark Johnson (51) is Senior Vice President-Refining Operations and serves as president of the refining subsidiaries of the Company. He has over 25
years of experience in refining and marketing.   Prior to joining the Company,
Mr. Johnson served as Senior Vice President-Marketing, Supply & Terminals at Kerr-McGee Refining Corporation since 1990. In 1989, Mr. Johnson served as President of Coastal Mart, Inc., a retail subsidiary of Coastal Corporation. Previously, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President-Retail Marketing from 1987 to 1988.

   Mr. Robert D. Jones (47) joined the Company as Vice President in April 1991. He was promoted to Senior Vice President-Canadian Oil & Gas Operations in August 1993. He has over 20 years of experience in oil and gas exploration throughout western Canada including employment with Imperial Oil Ltd.; Mobil Oil Canada, Ltd.; Home Oil Company Limited; and Coseka Resources Ltd., an oil and gas company, where he served as Vice President-Exploration.

   Mr. Joel M. Mann (46) was promoted to the position of Vice President-Controller in April 1996. Mr. Mann has been employed by the Company since 1980, having served as controller of the Company's Canadian division since that time. He has over 20 years of experience in oil and gas. Prior to joining Wainoco, Mr. Mann was employed with Brascan Resources Limited for four years, primarily as chief accountant.

   Mr. Gerald B. Faudel (46) was appointed to a newly-created position, Vice President-Safety and Environmental Affairs, in November 1993. Mr. Faudel has been employed by Frontier since October 1989 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Programs.

       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company's executive compensation program. An independent compensation consultant employed by KPMG Peat Marwick and formerly employed by Towers Perrin has been retained by the Committee and has advised the Committee on all compensation matters since 1988. The Company's executive compensation program is structured to help the Company achieve its business objectives by:

    * setting levels of compensation designed to attract and retain key executives;
    * providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and
    * linking compensation to financial targets which affect short and long term share price performance.

Compensation Program Components

   The particular elements of the compensation program for executive officers are further explained below.

   Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by KPMG Peat Marwick and which companies are included in the Peer Group Index in the graph on page 14. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company's recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

   Annual Incentive Compensation. The Company's officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings, cash flow and reserve replacement goals established by the Company's annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time.

   In 1992, although the Company met its budget objective, no awards were made due to a net loss for the year. In 1993, the Company both exceeded its budget earnings and cash flow objectives and was profitable. In 1994, the Company again exceeded its budget cash flow, although earnings were negatively impacted by a year-end charge related to the U.S. oil and gas properties which were being disposed of. Accordingly, awards were made to many employees in 1993 and 1994. The specific amount paid to each employee was determined at the discretion of the Compensation Committee, generally as a percentage of base salary determined by relative ability to influence the results of the Company and individual performance. In 1995 and 1996, no awards were made due to net losses for the years.

   Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and executives will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer's ability to influence the Company's performance as determined by the Compensation Committee.

CEO Compensation

   In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992 joined the Company in 1982 and has served in a number of executive positions. Up to one third of Mr. Gibbs' total compensation is tied to the performance of the Company. Although Mr. Gibbs assumed the additional responsibilities of Chief Executive Officer during 1992, his 1992 annual salary of $300,000 was equal to his 1991 salary and less than his 1990 salary and incentive award. Mr. Gibbs' compensation, both salary and incentive award, was significantly increased in 1993 and 1994 in recognition of the improvement of the Company's increased complexity and good performance. His 1995 salary was increased slightly in recognition of the strong operational performance of 1994 and additional tasks of winding down the U.S. oil and gas operations. He received no increase in 1996 due to the Company's net loss in 1995. As is reflected in the Summary Compensation Table, Mr. Gibbs also participated in the Company's savings plans.

                                   Compensation Committee Members:


                                           Douglas Y. Bech
                                          Paul B. Loyd, Jr.
                                           Carl W. Schafer

               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   The following table sets forth information regarding compensation earned by the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 1994 through 1996.


                         SUMMARY COMPENSATION TABLE


                                                                                Long Term Compensation
                                                                         ------------------------------------
                                              Annual Compensation                 Awards              Payouts
                                         -----------------------------   ------------------------     -------
                                                                Other                  Securities
                                                               Annual    Restricted    Underlying
                                                               Compen-     Stock        Options/        LTIP        All Other
     Name and                             Salary     Bonus     sation      Awards         SARS        Payouts    Compensation/(1)/
Principal Position               Year       ($)       ($)        ($)        ($)           (#)           ($)            ($)
----------------------------------------------------------------------------------------------------------------------------------

James R. Gibbs                   1996    415,000          0        0            0        125,000         0          54,389 /(2)/
 President and Chief             1995    415,000          0        0            0        244,200         0          77,970
 Executive Officer               1994    395,000    197,500        0       96,708         40,000         0          77,975

S. Clark Johnson                 1996    255,000          0        0            0         68,000         0          32,025 /(3)/
 Senior Vice President-          1995    255,000          0        0            0         72,500         0          42,386
 Refining Operations             1994    242,000     84,700        0            0         25,000         0          38,885

Julie H. Edwards                 1996    195,000          0        0            0         94,000         0          20,635 /(4)/
 Senior Vice President-Finance   1995    195,000          0        0            0         62,500         0          24,150
 & Chief Financial Officer       1994    170,666     58,100        0            0              0         0          20,995

Robert D. Jones /(7)/            1996    183,900          0        0            0         99,000         0          17,278 /(5)/
 Senior Vice President-          1995    175,900          0        0            0         58,000         0          15,802
 Canadian Oil & Gas Ops.         1994    153,452     53,500        0            0              0         0          15,570

Joel M. Mann /(7)/               1996    131,900          0        0            0         60,300         0          10,617 /(6)/
 Vice President-Controller       1995    111,300          0        0            0         37,500         0          10,706
                                 1994    104,800     24,900        0            0         19,500         0           9,569


(1) Includes amounts contributed under the Company's retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in the following five notes.

(2) Mr. Gibbs' Other Compensation includes $16,119 of Company contribution to his retirement/savings plan account, $31,801 of Company contribution to his retirement/savings plan account through a deferred compensation program and $6,469 of life insurance premiums paid by the Company.

(3) Mr. Johnson's Other Compensation includes $16,119 of Company contribution to his retirement/savings plan account, $12,600 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,306 of life insurance premiums paid by the Company. Mr. Johnson also has an employment agreement with the Company (see "Employment Agreement").

(4) Ms. Edwards' Other Compensation includes $16,119 of Company contribution to her retirement/savings plan account, $2,700 of Company contribution to her retirement/savings plan account through a deferred compensation program and $1,816 of life insurance premiums paid by the Company.

(5) Mr. Jones' Other Compensation includes $15,762 of Company contribution to his retirement/savings plan account and $1,516 of life insurance premiums paid by the Company.

(6) Mr. Mann's Other Compensation includes $10,040 of Company contribution to his retirement/savings plan account and $577 of life insurance premiums paid by the Company.

(7) Mr. Jones and Mr. Mann are Canadians who work in the Company's Calgary office. Accordingly, their compensation is paid in Canadian currency, while information in this table is converted to U.S. currency at the exchange rates in effect as of December 31 of each year reported.

Stock Options

   The Company currently maintains two stock option plans in which employees are eligible to participate, pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The purpose of the stock option plans is to advance the best interest of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company.

                            OPTION GRANTS IN 1996


                             Individual Grants
---------------------------------------------------------------------------
                                                                                Potential Realizable
                                       Percent of                                 Value at Assumed
                                          Total                                 Annual Rates of Stock
                         Number of       Options                                Price Appreciation for
                          Options      Granted to    Exercise                      Option Term/(2)/
                        Granted/(1)/    Employees      Price    Expiration      ----------------------
Name                       (#)           in 1996       ($/sh)      Date             5%          10%
----                    -----------    ----------    --------   ----------      ----------   ---------

James R. Gibbs. . . .      125,000        12.5         3.625       4/30/01        125,190     276,637
S. Clark Johnson. . .       18,000         1.8         3.625       4/30/01         18,027      39,836
                            50,000         5.0         3.375      11/19/01         46,623     103,024
Julie H. Edwards. . .       44,000         4.4         3.625       4/30/01         44,067      97,376
                            50,000         5.0         3.375      11/19/01         46,623     103,024
Robert D. Jones . . .       49,000         4.9         3.625       4/30/01         49,075     108,442
                            50,000         5.0         3.375      11/19/01         46,623     103,024
Joel M. Mann. . . . .       20,300         2.0         3.625       4/30/01         20,331      44,926
                            40,000         4.0         3.375      11/19/01         37,298      82,419



------------
(1) The options which expire on 4/30/01 were 100% exercisable on their grant date (5/1/96). All other options listed in the above table are exercisable according to the following schedule: first year - 20%, second year - 40%, third year - 70%, third anniversary and thereafter until expiration - 100%.

(2) Based on five year original option term and annual compounding from date of original option grant at 5% and 10%, respectively. The values reflected in these columns reflect growth rate assumptions prescribed by the Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock's performance and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                    AGGREGATE OPTION EXERCISES IN 1996
                  AND OPTION VALUES AT DECEMBER 31, 1996


                         Shares                    Number of Securities         Value of Unexercised
                       Acquired on    Value       Underlying Unexercised       In-the-Money Options at
                        Exercise     Realized    Options at Dec. 31, 1996         Dec. 31, 1996 ($)
Name                       (#)         ($)      Exercisable/Unexercisable   Exercisable/Unexercisable/(1)/
----                   -----------   --------   -------------------------   ------------------------------

James R. Gibbs. . . .       0           0             424,880/90,320               9,000/13,500
S. Clark Johnson. . .       0           0             149,500/91,000                3,000/4,500
Julie H. Edwards. . .       0           0             108,000/77,500                3,000/4,500
Robert D. Jones . . .       0           0             127,200/74,800                3,000/4,500
Joel M. Mann. . . . .       0           0              89,160/50,840                2,000/3,000



-----------
(1) The market value of the Company's Common Stock on December 31, 1996 was $3.125 based on the closing sale price on December 31, 1996.



Directors' Stock Grant Plan

   In 1995, the Board of Directors established a stock grant plan for non-employee directors. The purpose of the stock grant plan is to advance the best interest of the Company by increasing the non-employee directors' proprietary interest in the success of the Company. Further, the stock grant plan allows for additional compensation to the non-employee directors without incurring cash expenses to the Company.

   Under the Directors' Stock Grant Plan, automatic grants of a fixed number of share (currently 500 shares per non-employee director) are made on certain predetermined dates (currently approximately every 15 months) out of the Treasury shares owned by the Company. In 1995 and again in 1996, each of five non-employee directors received 500 shares of common stock. As of March 1, 1997, 55,000 shares of common stock remain in the Company's Treasury.

Retirement Plan

   Prior to December 31, 1994, officers of the Company participated in the pension plan of Wainoco Oil & Gas Company (the "Pension Plan") on the same basis as other eligible employees. The Pension Plan, which was terminated effective December 31, 1994, was designed to qualify under Section 401(a) of the Internal Revenue Service Code of 1986, as amended (the "Code"). All benefit accruals ceased as of December 31, 1994. During 1996, all plan assets were distributed to the participants.

Employment Agreements

   When Mr. Johnson joined the Company in May 1992, he and the Company entered into an employment agreement which provides that, in event of his termination without just cause, Mr. Johnson is entitled to severance compensation of two times his base salary during the first two years after commencement of his employment and an amount equal to his base salary during the next three years of his employment by the Company. His base salary was initially set at $225,000 per year subject to change on an annual basis as may be agreed to between Mr. Johnson and the Company. In addition, the employment agreement provided an award of 50,000 stock options when Mr. Johnson joined the Company. In the event of termination without just cause, these options, plus any other options which may have been granted to Mr. Johnson by that time, are entitled to accelerated vesting rights. In the event of termination for just cause, the terms of Mr. Johnson's employment agreement cease to be binding on the Company.

Additionally, in April 1995, the Company entered into employment agreements with Mr. Gibbs, Ms. Edwards, Mr. Johnson and Mr. Jones. A similar agreement was entered into with Mr. Mann upon his being promoted to the position of Vice President-Controller in April 1996. These agreements provide that in the event of a change of control of the Company, the executive will remain in his or her position as of the date of the agreement with commensurate duties for a period of three years from the change of control. Each agreement provides that the executive officer will receive at least the same level of base compensation and other benefits as were being received by such executive officer immediately prior to the change of control. In addition, the agreements each provide for payment of annual performance bonuses determined by percentages of the base salary (50% for Mr. Gibbs, 35% for Ms. Edwards and Messrs. Johnson and Jones, and 30% for Mr. Mann) in effect during the three year term. In the event of termination of the executive officer for any reason other than cause during the three year term of employment, the Company is required to continue to pay the executive officer the stated compensation, including the value of unexercised in-the-money stock options, either periodically or in a lump sum, as provided by the terms of the agreements.

             Comparison of 5 Year Cumulative Total Return of the Company, Peer Group Index and Broad Market Index


                   WAINOCO OIL CO.      INDUSTRY INDEX     BROAD MARKET
                   ---------------      --------------     ------------
1991                       100                  100               100
1992                     80.56                94.95            104.70
1993                     86.11               113.13            118.88
1994                    105.56               118.56            116.57
1995                     72.22               130.39            151.15
1996                     69.44               173.38            182.08



Assumes $100 invested December 31, 1991 in the Company's Common Stock, the 3-digit SIC code Index of Crude Petroleum and Natural Gas Companies (approximately 210 companies) as published by Media General Financial Services, Inc. and the New York Stock Exchange Market Index.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Members of the Compensation Committee are Messrs. Bech, Loyd and Schafer. No member of the Compensation Committee of the Board of Directors of the Company was, during 1996, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under item 404 of Regulation S-K.

   During 1996 no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                        SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                            SHAREHOLDER PROPOSALS

   Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's principal executive offices by the Secretary no later than November 26, 1997 in order to be included in the next year's proxy statement.

                                MISCELLANEOUS

   All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Commission.

                                       By Order of the Board of Directors,


                                              JULIE H. EDWARDS
                                       Senior Vice President-Finance &
                                           Chief Financial Officer
                                                 Secretary

March 26, 1997
Houston, Texas
                                      15

                                                                           PROXY

                            WAINOCO OIL CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) JAMES R. GIBBS and JULIE H. EDWARDS, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation to be held in the Dorset Room of the Omni Houston Hotel, Four Riverway, Houston, Texas, on Thursday, April 24, 1997 at 9:00 a.m., Houston time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                     Please Date and Sign on Reverse Side.

                            WAINOCO OIL CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

                                                                       FOR ALL
1. WITH RESPECT TO THE ELECTION OF DIRECTORS--   FOR     WITHHELD      EXCEPT
   Nominees: James R. Gibbs; Douglas Y. Bech;    / /        / /          / /
   Paul B. Loyd, Jr.; James S. Palmer;
   Derek A. Price; and Carl W. Schafer.
                                                                       FOR ALL
2. Proposal to ratify the appointment of         FOR     WITHHELD      EXCEPT
   Arthur Andersen LLP as auditors for           / /        / /          / /
   the year ending December 31, 1997.


(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in accordance with the instruc-tions given hereof, but IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AND FOR THE PROPOSAL SET FORTH IN (2).

Dated: _________________________________________________________, 1997

Signature(s) ___________________________________________________________________

________________________________________________________________________________
(Please sign as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the appoin-tor is a corporation, this instrument must be under the corporate seal or under the hand of an officer or attorney so authorized.)

    Shareholders are Urged to Complete, Sign and Return this Proxy Promptly.